Exhibit 99.1

       Movie Gallery Reports Record Revenues For The 2004-Third Quarter
                And Earnings Per Share In-Line With Estimates

    DOTHAN, Ala., Nov. 4 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq: MOVI) today announced record revenues for the 2004-third quarter, which ended October 3, 2004. Total revenues in the 2004-third quarter were $189.9 million, an increase of 13.5% from $167.2 million in the year-ago quarter. Net income for the 2004-third quarter was $9.2 million, or $0.29 per diluted share, compared to $9.2 million, or $0.28 per diluted share, in the comparable period last year.

    For the first nine months of fiscal 2004, total revenues were $582.7 million, a 17.3% increase over the first nine months of fiscal 2003. Net income for the nine month period was $38.1 million, or $1.16 per diluted share, an increase of $6.1 million, or 19.2%, over the $32.0 million, or $0.96 per diluted share, in the comparable period last year.

    "We were pleased to deliver another quarter of solid results for our shareholders," said Joe Malugen, Chairman, President and Chief Executive Officer. "We knew this would be one of our more challenging periods in quite some time given the significantly weaker home video release schedule and a strong television viewership of the Summer Olympics in the 2004-third quarter versus the strong home video release schedule and a positive 5% same-store revenue comp in last year's third quarter."

    Third Quarter Results

    For the 2004-third quarter, total revenues were $189.9 million, an increase of $22.6 million over the third quarter last year. Rental revenues for the 2004-third quarter were $176.1 million, or 92.7% of total revenues, versus $154.6 million, or 92.4% of total revenues, in the comparable period last year. Product sales for the 2004-third quarter were $13.8 million, or 7.3% of total revenues, versus $12.7 million, or 7.6% of total revenues, in the year-ago quarter. The increase in total revenues was primarily driven by an 18.5% increase in the average number of stores operated during the period and partially offset by a 2.5% decrease in same-store revenues versus the year-ago quarter. During August and September of 2004, our operations were also impacted by an unprecedented hurricane season which disrupted the normal day-to-day operations of about 325 stores in the southeastern United States. Excluding those stores that were temporarily closed due to the severe weather impacting those markets, same-store revenues would have decreased only 2.0% for the 2004-third quarter.

    Total gross profit was $130.1 million, or a 68.5% total gross margin, for the 2004-third quarter versus a total gross profit of $112.7 million, or a 67.4% total gross margin, in the 2003-third quarter. Excluding the non-cash charge of $1.1 million associated with our rental inventory amortization policy change, total gross profit in the 2003-third quarter would have been $113.8 million, or a 68.0% gross margin.

    Rental gross profit for the 2004-third quarter was $124.9 million, or a 71.0% rental margin, compared to a rental gross profit of $110.0 million, or a 71.2% rental gross margin, in the same period last year. Excluding the non-cash charge of $1.0 million associated with our rental inventory amortization policy change, rental gross profit in the 2003-third quarter would have been $111.1 million, or a 71.9% rental margin. Gross profit on product sales in the 2004-third quarter was $5.1 million, or a 37.1% sell-through gross margin, versus a gross profit on product sales of $2.7 million, or a 21.1% sell-through gross margin, in the year-ago quarter.

    Store operating expenses for the 2004-third quarter were $98.0 million, or 51.6% of total revenues, versus $84.2 million, or 50.3% of total revenues, in the comparable period last year. The increase in store operating expenses as a percentage of revenues was primarily driven by the decrease in same-store revenues for the 2004-third quarter versus the year-ago quarter. This increase was partially offset by a 1.6% decrease in our store operating expenses on a per store basis from the prior year-ago quarter. To a lesser extent, the increase in store operating expenses was also driven by the significant increase in the number of new store openings since last year, generating store opening and start-up costs for a larger quantity of immature stores in the revenue base versus last year. For instance, as of the end of the 2004-third quarter we had approximately 36% more stores in the store base that were less than one year old than we had at the end of the third quarter last year.

    General and administrative expenses ("G&A") for the 2004-third quarter were $14.4 million, or 7.6% of total revenues, versus $12.0 million, or 7.1% of total revenues, in the comparable period last year. The increase in G&A expenses over the year-ago quarter was principally a result of: (i) overhead increases to support our current and future growth plans for new store openings, which include continued expansion in geographic areas where our market penetration is lower; and, (ii) overhead costs associated with some of our new business initiatives such as our store-in-a-store concept Game Zone(R).

    For the 2004-third quarter, operating income was $16.3 million, or 8.6% of total revenues, versus $15.9 million, or 9.5% of total revenues, in the 2003-third quarter. Excluding non-cash charges of $0.8 million related to stock option compensation, operating income in the 2004-third quarter would have been $17.0 million, or 9.0% of total revenues. Comparatively, our operating income in the 2003-third quarter would have been $17.0 million, or 10.2% of total revenues, after excluding non-cash charges totaling $1.1 million related to our rental inventory amortization policy change and stock option compensation.

    Our net income of $9.2 million for the 2004-third quarter included pre-tax expenses and non-cash charges totaling approximately $1.7 million, or $0.03 per diluted share, related to our investments in various alternative delivery vehicles for movie content and stock option compensation. Excluding these items, net income in the 2004-third quarter would have been $10.3 million, or $0.32 per share on an on-going basis. Prior year earnings for the quarter included pre-tax charges of $1.8 million, or $0.04 per diluted share, related to our rental inventory amortization policy change, investments in various alternative delivery vehicles, and stock option compensation. Excluding these items, net income for the 2003-third quarter would have been $10.3 million, or $0.32 per share on an on-going basis.

    Net cash provided by operating activities for the 2004-third quarter was $11.3 million versus $19.0 million in the year-ago quarter. The decrease in net cash provided by operating activities for the 2004-third quarter is due to the timing of changes in both working capital and deferred taxes.

    Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes. Adjusted EBITDA for the 2004-third quarter was $24.7 million, or 13.0% of total revenues, versus $20.0 million, or 12.0% of total revenues, in the comparable period last year.

    Year-to-Date Operating Results

    For the nine months ended October 3, 2004, total revenues were up
$85.9 million to $582.7 million, a 17.3% increase over the prior year's total revenues of $496.9 million. Net income for the nine month period was $38.1 million, or $1.16 per diluted share, which included expenses of approximately $0.09 per diluted share, related to our investments in alternative delivery vehicles and a non-cash charge of $0.01 per diluted share associated with stock option compensation. Excluding these items, net income in the period would have been $41.6 million, or $1.26 per share on an on-going basis. Comparatively, our earnings for the first nine months of fiscal 2003 included expenses and non-cash charges totaling $0.13 per diluted share, related to our rental inventory amortization policy change, stock option compensation and investments in various alternative delivery vehicles for movie content. Excluding these items, net income for the first nine months of fiscal 2003 would have been $36.5 million, or $1.09 per share on an on-going basis.

    Net cash provided by operating activities for the first nine months of fiscal 2004 was $47.7 million, an increase of $1.1 million, or 2.4%, from $46.6 million in the comparable year-ago period.

    Adjusted EBITDA for the first nine months of fiscal 2004 was $84.2 million, or 14.5% of total revenues, versus $76.7 million, or 15.4% of total revenues, in the comparable period last year.

    Other Financial Data

    During the 2004-third quarter, we repurchased 1,434,300 shares of our common stock at an average price of $17.43 per share. For the nine months ended October 3, 2004, we have repurchased a total of 2,770,612 shares of our common stock at an average price of $18.05 per share.

    Business Outlook

    "Considering that the weather was unfavorable during the month of October, as we forecast revenues and earnings for the remainder of the year, we are approaching our business cautiously given the weak home video release schedule for the 2004-fourth quarter coupled with a holiday schedule that has both Christmas and New Year occurring on a weekend," added Malugen.

    The following are our current expectations for the 2004-fourth quarter:

     * Total revenues for the 2004-fourth quarter are forecasted to range between $207 million and $212 million, an increase of 6% to 8% over the prior year's fourth quarter. We now project total revenues for fiscal 2004 to be in a range of $790 million and $795 million, a 14% plus increase over the prior year driven primarily by the continued growth in our store base.

     * As we face a positive 6% same-store revenue comp from last year's fourth quarter, this year's fourth quarter same-store revenues are expected to be adversely impacted by: (i) both Christmas and New Year occurring on a weekend; (ii) a weaker 2004-fourth quarter home video release schedule, resulting in a 33% decrease from the year-ago quarter in movie titles that grossed over $100 million at the box office; and,
       (iii) an unfavorable warm and dry weather pattern during the month of October across much of the United States. As a result, we are now forecasting same-store revenues for this year's fourth quarter to be in the range of -6% to -4%. In total for fiscal 2004, we now project same-stores revenues to be in a range of -2% to -1%.

     * Earnings for the 2004-fourth quarter are forecasted to range between $0.48 and $0.52, which includes approximately $0.03 per diluted share for expenses related to our investments in alternative delivery vehicles. Excluding this item, our projected earnings on an on-going basis for the 2004-fourth quarter would to be in the range of $0.51 to $0.55 per share.

       In total for fiscal 2004, we now project earnings per diluted share to be in a range of $1.64 and $1.68, which includes approximately $0.12 per diluted share related to our alternative delivery investments. Excluding this item and the $0.01 per diluted share for non-cash charge related to stock option compensation, our projected earnings on an on-going basis for fiscal 2004 would be in the range of $1.77 to $1.81 per share.

    Malugen added, "Looking into next year, we intend to provide 2005 guidance of our expected sales and EPS increases in our year-end conference call, after completion and approval of the 2005 annual business plan."

    Conference Call Information

    Management will have a conference call today (November 4, 2004) at 11:00 a.m. eastern time to discuss the quarterly financial results and the outlook for the Company. The call may be accessed at 1-877-340-MOVI and reference passcode MOVIE GALLERY. The call will also be simultaneously webcast via the Investor Relations homepage of the Company's website at http://www.moviegallery.com . A replay of the call will be available through the website for 30 days. In addition, you can register through the above referenced website if you would like to receive press releases, conference call reminders and other notices.

    About Movie Gallery

    Movie Gallery currently owns and operates more than 2,400 video specialty stores located throughout North America. Movie Gallery is the leading home video specialty retailer primarily focused on rural and secondary markets. For more information on the Company, please visit the Company's website at http://www.moviegallery.com

    Forward Looking Statements

    To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the annual report on Form 10-K for the fiscal year ended January 4, 2004. In addition to the potential effect of these ongoing factors, the Company will not achieve its financial estimates for the 2004-fourth quarter if, among other factors, (i) same-store revenues are less than projected; (ii) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (iii) the number of new store openings during the year is less than expected; (iv) the Company's actual expenses differ from estimates and expectations; (v) consumer demand for movies and games is less than expected;
(vi) the availability of movies and games is less than expected; (vii) competitive pressures are greater than anticipated; or (viii) the Company expands its investment in existing strategic initiatives for alternative delivery of media content or chooses to invest in significant new strategic initiatives. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.


                             Movie Gallery, Inc.
                        Unaudited Financial Highlights
                         and Supplemental Information
                (dollars in thousands, except per share data)


                              Thirteen Weeks Ended   Thirty-Nine Weeks Ended
                           October 5,    October 3,   October 5,   October 3,
                              2003         2004         2003         2004

    Total revenues         $167,239     $189,855     $496,886     $582,748

    Net income               $9,215       $9,214      $31,976      $38,100
    Net income per diluted
     share                    $0.28        $0.29        $0.96        $1.16
    Weighted average diluted
     shares outstanding      33,499       31,807       33,298       32,933

    Net cash provided by
     operating activities   $19,033      $11,251      $46,595      $47,726
    Adjusted EBITDA         $20,038      $24,669      $76,730      $84,246

    Store count:
     Beginning of period     1,936        2,331        1,784        2,158
     New store builds           79           65          163          221
     Stores acquired            42            5          134           60
     Stores closed              (7)         (18)         (31)         (56)
     End of period           2,050        2,383        2,050        2,383
     Same-store revenues
      increase (decrease)      5.0%        (2.5)%        8.0%          --%


                             Movie Gallery, Inc.
                      Consolidated Statements of Income
                                 (Unaudited)
                    (in thousands, except per share data)

                            Thirteen Weeks Ended   Thirty-Nine Weeks Ended
                          October 5,   October 3,   October 5,   October 3,
                               2003         2004         2003         2004

    Revenues:
     Rentals              $ 154,565     $176,058     $456,322     $538,054
     Product sales           12,674       13,797       40,564       44,694
      Total revenues        167,239      189,855      496,886      582,748

    Cost of sales:
     Cost of rental
      revenues               44,559       51,110      134,966      152,763
     Cost of product sales   10,005        8,673       32,447       29,745
      Gross profit          112,675      130,072      329,473      400,240

    Operating costs and
     expenses:
     Store operating
      expenses               84,202       97,962      238,101      287,788
     General and
      administrative         11,956       14,397       34,461       41,879
     Amortization of
      intangibles               493          673        1,389        1,962
     Stock option compensation  128          755        1,626          795
      Operating income       15,896       16,285       53,896       67,816

    Interest expense, net       (89)        (225)        (331)        (390)
    Other                      (700)        (955)        (700)      (4,891)
    Income before income
     taxes                   15,107       15,105       52,865       62,535

    Income taxes              5,892        5,891       20,889       24,435

    Net income               $9,215       $9,214      $31,976      $38,100

    Net income per share:
     Basic                    $0.28        $0.29        $0.99        $1.17
     Diluted                  $0.28        $0.29        $0.96        $1.16

    Weighted average shares
     outstanding:
     Basic                   32,536       31,444       32,303       32,436
     Diluted                 33,499       31,807       33,298       32,933

    Cash dividends per
     common share             $  --        $0.03        $  --        $0.09


                             Movie Gallery, Inc.
                         Consolidated Balance Sheets
                            (dollars in thousands)


                                                   January 4,    October 3,
                                                        2004          2004
                                                                  (Unaudited)
    Assets
    Current assets:
     Cash and cash equivalents                        $53,720        $19,211
     Merchandise inventory                             26,473         25,453
     Prepaid expenses                                   1,377          1,613
     Store supplies and other                          11,019         10,034
     Deferred income taxes                              1,631          3,063
      Total current assets                             94,220         59,374

    Rental inventory, net                             102,479        116,789
    Property, furnishings and equipment, net          114,356        129,465
    Goodwill, net                                     136,008        141,742
    Other intangibles, net                              8,473          7,947
    Deposits and other assets                           8,753          6,471
      Total assets                                   $464,289       $461,788

    Liabilities and stockholders' equity
    Current liabilities:
     Accounts payable                                 $77,344        $46,673
     Accrued liabilities                               26,161         27,268
     Deferred revenue                                  10,741          7,149
      Total current liabilities                       114,246         81,090

    Long-term debt                                         --         18,000
    Other accrued liabilities                             142             83
    Deferred income taxes                              29,785         43,713

    Stockholders' equity:
     Preferred stock, $.10 par value; 2,000,000 shares
      authorized, no shares issued or outstanding          --             --
     Common stock, $.001 par value; 65,000,000
      shares authorized, 32,840,849 and 31,061,309
      shares issued and outstanding, respectively          33             31
     Additional paid-in capital                       225,191        188,204
     Retained earnings                                 91,098        126,294
     Accumulated other comprehensive income             3,794          4,373
      Total stockholders' equity                      320,116        318,902
      Total liabilities and stockholders' equity     $464,289       $461,788


                             Movie Gallery, Inc.
                    Consolidated Statements of Cash Flows
                                 (Unaudited)
                                (in thousands)

                                                    Thirty-Nine Weeks Ended
                                                   October 5,     October 3,
                                                        2003           2004
    Operating activities:
    Net income                                        $31,976        $38,100

    Adjustments to reconcile net income to net cash
     provided by operating activities:
     Rental inventory amortization                     98,620        107,690
     Purchases of rental inventory                    (93,623)      (109,315)
     Depreciation and intangibles amortization         16,911         22,151
     Stock option compensation                          1,626            795
     Tax benefit of stock options exercised             2,793          4,689
     Deferred income taxes                             11,943         12,496
    Changes in operating assets and liabilities:
     Merchandise inventory                              1,376          1,281
     Other current assets                              (1,891)           749
     Deposits and other assets                         (3,315)         2,282
     Accounts payable                                 (17,724)       (30,671)
     Accrued liabilities and deferred revenue          (2,097)        (2,521)
    Net cash provided by operating activities          46,595         47,726

    Investing activities:
    Business acquisitions                             (25,447)        (9,599)
    Purchases of rental inventory-base stock          (12,869)       (11,085)
    Purchases of property, furnishings and equipment  (33,909)       (34,699)
    Net cash used in investing activities             (72,225)       (55,383)

    Financing activities:
    Proceeds from exercise of stock options             2,484          7,359
    Proceeds from employee stock purchase plan             --            168
    Proceeds from issuance of long-term debt               --         18,000
    Purchases and retirement of common stock               --        (50,000)
    Payment of dividends                                   --         (2,958)
    Net cash provided by (used in) financing activities 2,484        (27,431)


    Effect of exchange rate changes on cash
    and cash equivalents                                3,031            579
    Decrease in cash and cash equivalents             (20,115)       (34,509)

    Cash and cash equivalents at beginning of period   39,526         53,720
    Cash and cash equivalents at end of period        $19,411        $19,211


                             Movie Gallery, Inc.
             Disclosures Regarding Non-GAAP Financial Information

    Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes. Adjusted EBITDA is presented primarily as an alternative measure of liquidity, although we also use it as an internal measure of performance for making business decisions and compensating our executives. It is also a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Our calculation of Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources to grow our business.

    In prior periods, we presented a reconciliation of Adjusted EBITDA to operating income. We changed the format of our reconciliation beginning in the first quarter of fiscal 2004 to reconcile Adjusted EBITDA to cash provided by operating activities. We have recast the reconciliations for prior periods to conform to the new presentation. Our calculation of Adjusted EBITDA is reconciled to net cash provided by operating activities as follows (in thousands):

                           Thirteen Weeks Ended   Thirty-Nine Weeks Ended
                         October 5,   October 3,   October 5,   October 3,
                              2003         2004         2003         2004

    Net cash provided by
     operating activities  $19,033      $11,251      $46,595      $47,726
    Changes in operating
     assets and liabilities  5,966       11,543       23,651       28,880
    Tax benefit of stock
     options exercised      (1,186)        (610)      (2,793)      (4,689)
    Deferred income taxes   (9,756)      (3,631)     (11,943)     (12,496)
    Interest expense            89          225          331          390
    Income taxes             5,892        5,891       20,889       24,435
    Adjusted EBITDA        $20,038      $24,669      $76,730      $84,246


     Contact:  Thomas D. Johnson, Jr.
               SVP of Investor Relations
              (334) 702-2400

SOURCE  Movie Gallery, Inc.
    -0-                             11/04/2004
    /CONTACT: Thomas D. Johnson, Jr., SVP of Investor Relations of Movie Gallery, +1-334-702-2400/
    /Web site:  http://www.moviegallery.com /
    (MOVI)

CO:  Movie Gallery, Inc.
ST:  Alabama
IN:  ENT FLM
SU:  ERN CCA